Exhibit 10.1
EXECUTIVE EMPLOYMENT AGREEMENT
     This Executive Employment Agreement dated effective as of July 1, 2007, is between Strata Directional Technology, Inc. (“Company”) and David K. Bryan (“Executive”).
R E C I T A L S:
     A. Executive is currently employed by the Company pursuant to an employment agreement dated February 1, 2004 (the “2004 Employment Agreement”) which terminates on January 31, 2008;
     B. The Company wishes to continue to employ Executive, and Executive desires to continue employment with Company by entering into a written agreement to specify the terms and conditions of Executive’s continued employment with the Company;
     C. Executive is to be employed as President and Chief Executive Officer of the Company;
     D. Allis-Chalmers Energy Inc. (“Allis-Chalmers”) considers the maintenance of a sound management team for the Company, its wholly owned subsidiary, including Executive, essential to protecting and enhancing its best interests and those of its stockholders;
     E. Allis-Chalmers recognizes that the possibility of a change in control of the Company may result in the departure or distraction of management to the detriment of the Company and its stockholders; and
     F. Allis-Chalmers has determined that appropriate steps should be taken to obtain and retain the continued attention and dedication of selected members of the Company’s management team to their assigned duties without the distraction arising from the possibility of a change in control of Allis-Chalmers.
     NOW, THEREFORE, in consideration of Executive’s past and future employment with Company and other good and valuable consideration, the parties agree as follows:
     Section 1. Definitions. As used in this Agreement, the following terms will have the following meanings:
     (a) Agreement refers to the Executive Employment Agreement represented by this document.
     (b) Allis-Chalmers means Allis-Chalmers Energy Inc.
     (c) Cause has the meaning ascribed to it in Section 7(a)(ii).
     (d) Change In Control means:

     (i) The acquisition after the date hereof by any individual, entity or group, or a Person (within the meaning of Section 13(d)(3) of the Exchange Act), in each case, other than an Excluded Person, of ownership of a majority of either: (i) the then outstanding shares of Common Stock (“Outstanding Common Stock”) of Allis-Chalmers; or (ii) the combined voting power of the then outstanding voting securities of Allis-Chalmers entitled to vote generally in the election of directors (“Outstanding Voting Securities”);
     (ii) Approval by the stockholders of Allis-Chalmers of a reorganization, merger or consolidation, in each case, unless, either (1) immediately following such reorganization, merger or consolidation, a majority of the then outstanding shares of common voting securities of the entity resulting from such reorganization, merger or consolidation and a majority of the combined voting power of the then outstanding voting securities of such entity entitled to vote generally in the election of directors (or similar governing persons) are then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Common Stock and Outstanding Voting Securities, respectively, immediately prior to such reorganization, merger or consolidation, or (2) a majority of the members of the board of directors (or similar governing body) of the entity resulting from such reorganization, merger or consolidation were members of the board of directors of Allis-Chalmers at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or
     (iii) Approval by the stockholders of Allis-Chalmers of a complete liquidation or dissolution of Allis-Chalmers;
     (iv) The sale or other disposition of all or substantially all of the assets of Allis-Chalmers and its subsidiaries taken as a whole, other than by way of a merger or consolidation and other than to a third party, with respect to which following such sale or other disposition, a majority of the then outstanding shares of common stock of such third party and a majority of the combined voting power of the then outstanding voting securities of such third party entitled to vote generally in the election for directors (or similar governing persons) are then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Common Stock and Outstanding Voting Securities, respectively, immediately prior to such sale or other disposition.
     (e) Code means the Internal Revenue Code of 1986, as amended.
     (f) Common Stock means the common stock, $.01 par value of Allis-Chalmers.
     (g) Company means Strata Directional Technology, Inc.
     (h) Confidential Information has the meaning ascribed to it in Section 9(b).

     (i) Constructively Terminated with respect to an Executive’s employment with Company will be deemed to have occurred if Executive terminates his employment within six months following the date on which:
     (i) the Company demotes Executive to a lesser position, either in title or responsibility, than the highest position held by Executive with Company at any time during Executive’s employment with Company after the date hereof;
     (ii) the Company decreases Executive’s salary below the highest level in effect at any time during Executive’s employment with Company or reduces Executive’s benefits and perquisites below the highest levels in effect at any time during Executive’s employment with Company (other than as a result of any amendment or termination of any Executive or group or other executive benefit plan, which amendment or termination is applicable to all executives of Company or any inadvertent reduction in benefits that Company cures within 30 days after receiving written notice of such reduction);
     (iii) the Company requires Executive to relocate to a principal place of business more than 50 miles from the principal place of business occupied by Company on the first day of an Applicable Period;
     (iv) Allis-Chalmers is subject to a Change In Control, unless Executive accepts employment with a successor to the Company or Allis-Chalmers; or
     (v) the Company breaches any other material term of this Agreement which is not cured by Company within 30 days after receiving notice of such breach.
     (j) Determination has the meaning ascribed to such term in Section 1313(a) of the Code.
     (k) Disability with respect to Executive shall be deemed to exist if he meets the definition of disability under the terms of the Company’s current long-term disability policy (or any replacement long-term disability policy). Any refusal by Executive to submit to a reasonable medical examination to determine whether Executive is so disabled shall be deemed conclusively to constitute evidence of Executive’s disability.
     (l) Executive refers to David K. Bryan.
     (m) Excluded Person means any Person who beneficially owns more than 10% of the outstanding shares of Allis-Chalmers at any time prior to the date hereof.
     (n) Incentive Plan means the Allis-Chalmers Energy Inc. 2006 Incentive Stock Plan, as amended from time to time.
     (o) Inventions has the meaning ascribed to it in Section 8(a).
     (p) Salary has the meaning ascribed to it in Section 5(a).

     (q) Separation Payment Period has the meaning ascribed to it in Section 7(b)(ii).
     (r) Separation Payments has the meaning ascribed to it in Section 7(b)(ii).
     Section 2. Employment. Company hereby employs Executive, and Executive hereby accepts employment by Company, upon the terms and subject to the conditions hereinafter set forth. The 2004nt Agreement is hereby terminated and superseded by this Agreement, effective as of the date hereof.
     Section 3. Duties. Executive shall be employed as the President and Chief Executive Officer and shall report directly to the Chief Executive Officer and Chief Operating Officer of Allis-Chalmers and Board of Directors of the Company. Executive agrees to devote such time as is necessary to perform his duties attendant to his executive position with Company, in a manner consistent with Executive’s employment prior to the date hereof. Executive shall be allowed to engage in other activities as an investor as well as participate in activities of charitable organizations of his choice so long as they do not materially interfere with his duties for Company.
     Section 4. Term. The term of employment of Executive hereunder shall commence on the date of this Agreement and terminate July 1, 2010.
     Section 5. Compensation and Benefits. In consideration for the services of Executive hereunder, Company shall compensate Executive as follows (except as set forth herein, Executive acknowledges payment in full of all amounts due to him for services rendered prior to the date hereof):
     (a) Salary. Company shall pay Executive, semi-monthly in arrears with its normal payroll procedures, a salary which is equivalent to an annual rate of $250,000 per annum less applicable statutory deductions and withholdings (the “Salary”) payable in accordance with the Company’s regular payroll procedures currently in effect. Any increase in the Salary shall be in the sole discretion of the Compensation Committee of the Board of Directors of Allis-Chalmers.
     (b) Management Incentive Bonus; . Executive shall be entitled to receive a bonus equal to a maximum of 100% of his salary if the Company achieves its budgeted EBITDA goals as determined by the Chief Executive Officer of Allis-Chalmers and the Compensation Committee of the Board of Directors. Such bonus shall be paid annually within 30 days following Allis-Chalmer’s release of its audited financial statements for each fiscal year during the term hereof. Executive shall also be eligible to receive from Company such other annual management incentive bonuses as may be provided in management incentive bonus plans adopted from time to time by Company.
     (c) Vacation. Executive shall be entitled to four (4) weeks paid vacation per year. Unless otherwise approved by the Chief Executive Officer or Chief Operating Officer of Allis-Chalmers, a maximum of ten days accrued vacation not taken in any calendar year shall be carried forward and may be used in the next subsequent calendar year. Executive shall schedule his paid vacation to be taken at times which are reasonably and mutually convenient to both Company and Executive.

     (d) Insurance Benefits. Company shall provide accident, health, dental, disability and life insurance for Executive under the group accident, health, dental, disability and life insurance plans as may be maintained by Company for its full-time, salaried Executives.
     (e) Car Allowance. The Executive will be paid a $1,000.00 per month car allowance during the term of this Agreement.
     Section 6. Expenses. The parties anticipate that in connection with the services to be performed by Executive pursuant to the terms of this Agreement, Executive will be required to make payments for travel, entertainment of business associates and similar expenses. Company shall reimburse Executive for all reasonable expenses of types authorized by Company and incurred by Executive in the performance of his duties hereunder, consistent with past practices. Executive shall comply with such reporting requirements with respect to expenses as Company may establish from time to time.
     Section 7. Termination.
     (a) General. Executive’s employment hereunder shall commence on the Commencement Date and continue until the end of the term specified in Section 4, except that the employment of Executive hereunder shall terminate prior to such time in accordance with the following:
     (i) Death or Disability. Upon the death of Executive during the term of his employment hereunder or, at the option of Company, in the event of Executive’s Disability, upon 30 days’ notice to Executive.
     (ii) For Cause. For “Cause” immediately upon written notice by Company to Executive. A termination for Cause shall mean: (i) the commission of any act of dishonesty, fraud, misrepresentation, misappropriation, or embezzlement by Executive involving the Company; (ii) Executive’s unauthorized use or disclosure of any confidential information or trade secrets of the Company; (iii) any violation by Executive of a law or regulation applicable to the Company’s business, which violation, in the sole discretion of the Board of the Company or Allis-Chalmers, does or is reasonably like to cause material injury to the Company; (iv) Executive’s conviction of, or plea of nolo contendere or guilty to (a) a felony or (b) any other crime which involves moral turpitude; (v) Executive’s continued failure, in the sole discretion of the Board, to perform the principal duties, functions and responsibilities of his position (other than any such failure resulting from Executive’s Disability (as defined below)) or to follow the directives of the Board after written notice from the Company identifying the deficiencies in performance and a reasonable cure period of not less than thirty (30) days of any breach capable of cure; gross negligence or willful misconduct in the performance of Executive’s duties; or (vi) a material and willful breach of Executive’s fiduciary duties to the Company.
     (iii) Without Cause. Without Cause upon notice by the Board of Directors to Executive or upon notice by Executive to the Board of Allis-Chalmers if Executive has been Constructively Terminated.

     (b) Separation Pay.
     (i) Termination Upon Death or Disability or For Cause. Executive shall not be entitled to any separation pay or other compensation upon termination of his employment pursuant to Section 7(a)(i) or (ii) except for his Salary earned but unpaid as of the date of termination, unpaid expense reimbursements under Section 6 for expenses incurred in accordance with the terms hereof prior to termination, and compensation for accrued, unused vacation as of the date of termination.
     (ii) Termination Without Cause. In the event Executive’s employment hereunder is terminated pursuant to Section 7(a)(iii), Company shall pay Executive Separation Payments as Executive’s sole remedy in connection with such termination. “Separation Payments” are payments made at the semi-monthly rate of Executive’s then current Salary in effect immediately preceding the date of termination. Separation Payments shall be made for the remaining term of this Agreement (the “Separation Payment Period”) and shall be paid by Company in equal semi-monthly payments in arrears or in accordance with its then-current normal payroll procedure. Company shall also pay Executive his Salary earned but unpaid as of the date of termination, unpaid expense reimbursements under Section 6 for expenses incurred in accordance with the terms hereof prior to termination, and compensation for accrued, unused vacation as of the date of termination.
     Section 8. Inventions; Assignment.
     (a) Inventions Defined. All rights to discoveries, inventions, improvements, designs and innovations (including all data and records pertaining thereto) that relate to the business of Company, whether or not patentable, copyrightable or reduced to writing, that Executive may discover, invent or originate during the term of his employment hereunder, and for a period of six months thereafter, either alone or with others and whether or not during working hours or by the use of the facilities of Company (“Inventions”), shall be the exclusive property of Company. Executive shall promptly disclose all Inventions to Company, shall execute at the request of Company any assignments or other documents Company may deem necessary to protect or perfect its rights therein, and shall assist Company, at Company’s expense, in obtaining, defending and enforcing Company’s rights therein. Executive hereby appoints Company as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by Company to protect or perfect its rights to any Inventions.
     (b) Covenant to Assign and Cooperate. Without limiting the generality of the foregoing, Executive hereby assigns and transfers to Company the world-wide right, title and interest of Executive in the Inventions. Executive agrees that Company may apply for and receive patent rights (including Letters Patent in the United States) for the Inventions in Company’s name in such countries as may be determined solely by Company. Executive shall communicate to Company all facts known to Executive relating to the Inventions and shall cooperate with Company’s reasonable requests in connection with vesting title to the Inventions and related patents exclusively in Company and in connection with obtaining, maintaining and protecting Company’s exclusive patent rights in the Inventions.

     (c) Successors and Assigns. Executive’s obligations under this Section 8 shall inure to the benefit of Company and its successors and assigns and shall survive the expiration of the term of this Agreement for such time as may be necessary to protect the proprietary rights of Company in the Inventions.
     Section 9. Confidential Information.
     (a) Acknowledgment of Proprietary Interest. Executive acknowledges the proprietary interest of Company in all Confidential Information. Executive agrees that all Confidential Information learned by Executive during his employment with Company or otherwise, whether developed by Executive alone or in conjunction with others or otherwise, is and shall remain the exclusive property of Company. Executive further acknowledges and agrees that his disclosure of any Confidential Information will result in irreparable injury and damage to Company.
     (b) Confidential Information Defined. “Confidential Information” means all confidential and proprietary information of Company, including without limitation (i) information derived from reports, investigations, experiments, research and work in progress, (ii) methods of operation, (iii) market data, (iv) proprietary computer programs and codes, (v) drawings, designs, plans and proposals, (vi) marketing and sales programs, (vii) client lists, (viii) historical financial information and financial projections, (ix) pricing formulae and policies, (x) all other concepts, ideas, materials and information prepared or performed for or by Company and (xi) all information related to the business, products, purchases or sales of Company or any of its suppliers and customers, other than information that is publicly available.
     (c) Covenant Not To Divulge Confidential Information. Company is entitled to prevent the disclosure of Confidential Information. Company agrees to and has provided Confidential Information to Executive since Executive’s employment with the Company and Executive acknowledges and agrees that, during the course of his employment, Executive will be exposed to, have access to, and gain knowledge of Confidential Information. As a portion of the consideration for the employment of Executive and for the compensation being paid to Executive by Company, Executive agrees at all times during the term of his employment hereunder and thereafter to hold in strict confidence and not to disclose or allow to be disclosed to any person, firm or corporation, other than to his professional advisors (who have the obligation to maintain the confidentiality of such information) and to persons engaged by Company to further the business of Company, and not to use except in the pursuit of the business of Company, the Confidential Information, without the prior written consent of Company.
     (d) Return of Materials . In the event of any termination or cessation of his employment with Company for any reason, or request by the Company at anytime, Executive shall promptly deliver to Company all documents, data and other information derived from or otherwise pertaining to Confidential Information. Executive shall not take or retain any documents or other information, or any reproduction or excerpt thereof, containing or pertaining to any Confidential Information.

     Section 10. Noncompetition.
     (a) Executive understands that the Confidential Information and Executive’s work and experience with Company has and will continue to enhance Executive’s value not only to Company, but also to its competitors, and that the nature of the Confidential Information to which Executive shall and will have access will make it difficult, if not impossible, for Executive to work for a competitor or for any other company which competes with the Company’s business, and for whom Executive, while employed by Company, has performed services within twenty four months prior to the date of Executive’s termination without disclosing or utilizing the Confidential Information to which he has had access during the course of Executive’s employment. Executive further acknowledges and agrees that Company’s agreement to impart to and to provide Executive with access to its Confidential Information is ancillary to and contingent upon Executive’s agreement and that he will not during Executive’s employment and for a period of two years immediately following Executive’s last day of employment with Company or two years from the date of any court order enforcing all or part of this Agreement, whichever is later (the “Non-Compete Period”):
     (i) carry on, initiate or have any ownership interest (directly or indirectly) in any business that services, or distributes services similar to those of Company or its affiliates, successors or assigns or that otherwise competes with Company or its affiliates, successors or assigns provided that this provision shall not apply to the ownership by Executive of less than 5% of a class of publicly traded equity securities;
     (ii) become employed by, derive benefit from or otherwise provide services for compensation (whether as an owner, partner, consultant, employee or otherwise) or divert Company’s business to any person or entity that is a Major Competitor (as defined below) of Company or its affiliates, successors or assigns, or any other business in which Company maintains customers or engages in business and for whom Executive, while employed by Company, has performed services within twenty four months prior to the date of Executive’s separation; or
     (iii) contact, solicit, or divert (directly or indirectly), for the purpose of attempting to enter into a business relationship related to the distribution or services provided by Company or its subsidiaries, affiliates, successors or assigns any customer with whom Company has had a contractual relationship during the two year period prior to Executive’s last day of employment with Company.
     (b) Company’s business includes, without limitation, horizontal, directional and measurement while drilling services to the oil and gas industry. This description of the business, both actual and intended, is not intended to be limiting. The business will continue to grow and evolve and the range of services and the ways of providing services will continue to be enhanced and supplemented.
     (c) If any part of this provision is held unenforceable or invalid, the remaining parts thereof shall continue to be enforceable.

     (d) Executive acknowledges and agrees that Executive’s signing of and compliance is a condition of Executive’s employment. Executive acknowledges and agrees that the scope of this Agreement and promises herein are reasonable as to time, area and scope of activity restrained and are necessary to protect Company’s legitimate business interests. Specifically, Executive has considered this Agreement and the promises Executive has made in light of the benefits that Executive has and will continue to obtain and has concluded that the promises and agreements leave Executive with a reasonable number and variety of permitted avenues for engaging in employment in a number of locations and a number of occupations during the period of restriction. If the provisions of this Section 10 pertaining to time, geographic area, and scope are deemed unenforceable by a court of competent jurisdiction, then such provision shall include the maximum time, geographic area, and scope which a court of competent jurisdiction determines to be reasonable, valid, and enforceable. To the extent that the court permits bluepenciling of the non-competition agreement, the parties intend that the court will take all action necessary to revise it and those provisions necessary to it so as to create a binding and enforceable provision.
     (e) Major Competitor shall include, without limitation, (i) all entities which are in the same or a similar business to that of Company, its affiliates, successors or assigns and/or which offer a service and/or product the same or similar to any service and/or product offered or in the process of being developed or offered by Company, its subsidiaries, affiliates, successors or assigns and (ii) all of the following entities and their respective successors in interest:
Baker Hughes Inteq;
Schlumberger (Anadrill);
Pathfinder;
Scientific Drilling;
Weatherford International
     Section 11. General.
     (a) Notices. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given upon delivery if delivered personally or via written telecommunication, or five days after mailing if mailed by certified mail, return receipt requested or by written telecommunication, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party in accordance with this Section 11(a):
If to Company, to:
c/o Allis-Chalmers Energy Inc.
5075 Westheimer, Suite 890
Houston, Texas 77056
Attention: Chief Executive Officer

If to Executive, to the last address for Executive appearing on the Company’s records
     (b) Withholding. All payments required to be made to Executive by Company under this Agreement shall be subject to the withholding of such amounts, if any, relating to federal, state and local taxes as may be required by law.
     (c) Equitable Remedies. Each of the parties hereto acknowledges and agrees that upon any breach by Executive or Company of his or its obligations hereunder, Company shall have no adequate remedy at law and accordingly shall be entitled to specific performance and other appropriate injunctive and equitable relief.
     (d) Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
     (e) Waivers. No delay or omission by either party in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.
     (f) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
     (g) Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.
     (h) Reference to Agreement. Use of the words “herein,” “hereof,” “hereto,” “hereunder” and the like in this Agreement refer to this Agreement only as a whole and not to any particular section or subsection of this Agreement, unless otherwise noted.
     (i) Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and shall be enforceable by the personal representatives and heirs of Executive and the successors and assigns of Company. This Agreement may be assigned by the Company or any Company to any Company or, subject to Section 7(b)(iii), to any successor to all or substantially all of the Company’s business as a result of a merger, consolidation, sale of stock or assets, or similar transaction; provided that in the event of any such assignment, the Company shall remain liable for all of its obligations hereunder and shall be liable for all obligations of all such assignees hereunder. If Executive dies while any amounts would still be payable to him hereunder, such amounts shall be paid to Executive’s estate. This Agreement is not otherwise assignable by Executive.

     (j) Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and may not be amended except by a written instrument hereafter signed by each of the parties hereto.
     (k) Governing Law. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of Texas, without regard to its choice of law principles.
     (l) Gender and Number. The masculine gender shall be deemed to denote the feminine or neuter genders, the singular to denote the plural, and the plural to denote the singular, where the context so permits.

     EXECUTED July 9, 2007 and effective as of the date and year first above written.

STRATA DIRECTIONAL TECHNOLOGY, INC.
By:	/s/Theodore F. Pound III
Theodore F. Pound III
Vice President & Secretary

By:	/s/ David K. Bryan
David K. Bryan